Exhibit 99.1

BIMI Announces Amendment to Stock Purchase Agreement of Chaohu Zhongshan Minimally Invasive Hospital

NEW YORK, Feb. 02, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced that on February 1, 2022, the Company entered into an Amendment and Settlement Agreement to amend the Stock Purchase Agreement relating to the acquisition of Chaohu Zhongshan Minimally Invasive Hospital (“Zhongshan Hospital”) dated in December 2020. The Amendment reduces post-closing performance targets and payments and settles certain payments as a result of such amendment.

Pursuant to the amendment, the Purchase Price was retroactively reduced by 50% from RMB 120,000,000 (currently approximately US$18,864,957) to RMB 60,000,000 (currently approximately US$9,432,479), the Closing Cash Payment was retroactively reduced from RMB 40,000,000 to nil and the Deferred Closing Stock Payment was retroactively reduced from 2,000,000 shares of the Company’s Common Stock to 1,000,000 shares of the Company’s Common Stock. The 2021 Revenue Target was also reduced by 50% from RMB 30,000,000 to RMB 15,000,000, the 2021 Profit Target was reduced from RMB 5,000,000 to RMB 2,500,000, the 2022 Revenue Target was reduced from RMB 33,000,000 to RMB 16,500,000 and the 2022 Profit Target was reduced from RMB 5,500,000 to RMB 2,750,000.

As a result of the amendments above, the parties agree to the following settlement terms:

a.	Immediately after the signing of this Agreement, the seller of Zhongshan Hospital will execute and deliver all documents as requested by the Company in order to cause the return of 1,000,000 shares of the Company’s Common Stock.
b.	Before December 31, 2022, the seller will return RMB 40,000,000 in cash to the Company, which was previously paid by the Company.

“The current market conditions provided us the opportunity to amend the agreement and reduce the Company’s acquisition cost, “said Mr. Tiewei Song, Chief Executive Officer and President of BIMI International Medical Inc. “We believe our focus on gynecology, especially high- end diagnostics equipment and surgical instruments, has great growth potential and profit-generation ability and can bring a new revenue stream to the Company.”

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: BIMI@dgipl.com